Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL CLOSES ACQUISITION OF MANITEX

WIXOM, MI. July 10, 2006 – Veri-Tek International, Corp. (AMEX: VCC)(“Veri-Tek” or the “Company”) today announced that, effective July 3, 2006, it has purchased Manitex, Inc. (“Manitex”) through the acquisition of all of the membership interests of Quantum Value Management, LLC. Manitex is a leading provider of engineered lift solutions in North America. Manitex, based in Georgetown, Texas, is a leading designer, manufacturer, and marketer of a comprehensive line of boom trucks, sign cranes and trolley boom unloaders. Manitex’s boom trucks and crane products are primarily used for industrial projects and infrastructure development, including roads, bridges and commercial construction, and most recently, energy exploration. Manitex has experienced growth in its business as evidenced by the increase in its revenues from approximately $38 million in 2003 to approximately $62 million in 2005.

Consideration, which may be subject to post-closing working capital adjustments, aggregated approximately $35 million, and was paid by delivering 234,875 shares of Veri-Tek’s common stock and a promissory note for approximately $1.1 million. The remaining portion of the consideration is composed of Veri-Tek’s assumption of approximately $33 million of Manitex indebtedness. Pursuant to the terms of the purchase agreement, Veri-Tek also entered into an employment agreement with David Langevin, Chief Executive Officer of Manitex, Inc., pursuant to which Mr. Langevin will serve as the Chief Executive Officer of Veri-Tek. Mr. Langevin was also elected as a Director and as Chairman of the Board of Veri-Tek, effective as of the closing of the acquisition.

Donald Brown, Veri-Tek’s President and Chief Operating Officer, commenting on the transaction, stated, “We are very excited to complete this acquisition of Manitex. Manitex is a leader in its industry and they will provide us with a strong revenue and earnings base in a very active market. Their manufacturing success will supplement our growing line of testing and manufacturing equipment.”

David Langevin, Manitex’s Chief Executive Officer and now Veri-Tek’s Chairman and Chief Executive Officer, stated, “We are pleased to introduce the Manitex line of products to the Veri-Tek family. We continue to experience strong demand for Manitex products, as evidenced by our significant backlog. Manitex has bright prospects for the future, including our growing application in the energy sector. We believe that Veri-Tek’s ability to access the capital markets will allow for strong growth and development of the combined company.”

J. Giordano Securities acted as financial advisory to Veri-Tek in connection with the transaction and rendered a fairness opinion to the Board of Directors of Veri-Tek.

SAFE HARBOR STATEMENT

Certain statements made by Veri-Tek International, Corp. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the acquisition of Manitex and expected benefits therefrom. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to successfully integrate the Manitex acquisition; the risk that we may not realize the expected benefits of the Manitex acquisition, as well as other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. Veri-Tek does not intend or undertake any obligation to update any forward-looking statements.

For Additional Information:

Michael Azar

Veri-Tek International, Corp.

248.560.1000